EXHIBIT 99.1

EXL Elects Som Mittal to Board of Directors

NEW YORK, November 21, 2013 — EXL (NASDAQ: EXLS), a leading business process solutions company, announced that it has elected Som Mittal to its Board of Directors with effect from December 1, 2013. Som Mittal has served as President of NASSCOM, the premier trade body for the IT and business process management industries in India from 2008 and will conclude his tenure in January 2014.  As the President of NASSCOM, Mittal has worked with stakeholders around the world including governments, leading multinational corporations, think tanks, analysts and other associations to further the industry.  While at NASSCOM, he focused his priorities on enabling industry growth, supporting talent development and increasing the industry’s value proposition.

“Som is a leader in advancing and evolving the IT and business process management industries, and we are thrilled to welcome him to our Board of Directors,” said Vikram Talwar, Chairman of EXL’s Board of Directors.  “EXL will greatly benefit from his guidance, experience and knowledge as we further integrate technology and analytics into our operations management services to deliver differentiated value to our clients.”

Rohit Kapoor, Vice-Chairman and CEO of EXL, commented, “Som’s vast global perspective across governments, companies and educational institutions, as well as his unique strategic vision will greatly enrich EXL as we continue to address the complex and changing industry challenges of our clients.”

Mittal has held various corporate leadership roles in the IT industry since 1989, including at companies such as Wipro, Digital India, Compaq and HP. He also has extensive experience in the engineering, manufacturing and automotive industries, having held executive roles with Larsen & Toubro, Escorts and Denso.

Mittal also serves as an Independent Director and Chairman of the IT Strategy Committee of Axis Bank and is a member of Board of Governors the Indian Institute of Corporate Affairs. He and has been a committee member with the Indian Prime Minister’s National e-Governance Program, a board member at the Indian Institute of Technology (IIT) in Indore, a member of the Governing Council at the International Institute of Information Technology (IIIT) at Hyderabad, and a member of the Governing Body of the International Institute of Information Technology (IIIT) at Bangalore.

About EXL
EXL (NASDAQ: EXLS) is a leading business process solutions company that looks deeper to drive business impact through integrated services and industry knowledge. EXL provides operations management, analytics and technology platforms to organizations in insurance, healthcare, banking and financial services, utilities, travel, and transportation and logistics, among others. We work as a strategic partner to help our clients streamline business operations, improve corporate finance, manage compliance, create new channels for growth and better adapt to change. Headquartered in New York and in business since 1999, EXL has more than 21,000 professionals in locations throughout the U.S., Europe and Asia. For more information, visit www.exlservice.com.

CONTACT:	Charles Murphy, CFA Head of Investor Relations ExlService Holdings, Inc. 280 Park Avenue New York, NY 10017 (212) 624-5913 ir@exlservice.com

Source: ExlService Holdings, Inc.